Exhibit 99.1

Transocean Ltd.
Investor Relations and Communications Dept.

Analyst Contact:	Gregory S. Panagos	News Release
+1 713-232-7551

Media Contact:	Guy A. Cantwell	FOR RELEASE: February 3, 2011
+1 713-232-7647

TRANSOCEAN LTD. ANNOUNCES IMPAIRMENT CHARGE

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today announced that it expects its fourth quarter 2010 results to include an after-tax non-cash charge of $1.009 billion, or $3.16 per diluted share, resulting from the impairment of the Standard Jackup fleet. The impairment is due to projected declines in dayrates and utilization, which adversely impacted this asset group, and is calculated in accordance with U.S. generally accepted accounting principles.

This impairment charge is based on current estimates and is subject to change. Transocean’s fourth quarter and full-year 2010 results are expected to be released on February 23, 2011.

Forward-Looking Statements

Statements included in this news release regarding the impairment of our Standard Jackups are forward-looking statements that involve certain assumptions. These statements are based on management’s current expectations and beliefs and actual events or results may differ materially. There are many factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results expressed or implied by such statements. Forward-looking statements are based on current expectations and Transocean disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

About Transocean

Transocean is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 139 mobile offshore drilling units as well as one ultra-deepwater newbuild drillship and a high-specification jackup under construction, Transocean’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. Transocean owns or operates a contract drilling fleet of 47 High-Specification Floaters (Ultra-Deepwater, Deepwater

and Harsh-Environment semisubmersibles and drillships), 25 Midwater Floaters, 10 High-Specification Jackups, 54 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide.

For more information about Transocean, please visit our website at www.deepwater.com.

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